
VEGA CORONA




Nautilus



Business Transaction Overview

December 2012



Cautionary Note On Forward Looking Statements & Disclaimers

Certain statements contained in this presentation or in other documents of Nautilus Marine Acquisition Corp. ("Nautilus", "NMAR" or the "Company"), along with certain statements that may be made by Nautilus' management orally in presenting this material, are or may constitute "forward-looking statements." Words such as "believe," "expect," "anticipate," "project," "target," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. Forward-looking statements relating to Nautilus' proposed acquisition of Assetplus Limited ("Assetplus") and Nautilus' Tender Offer for up to 4,137,300 of its common shares (the "Tender Offer") (as well as Nautilus' post-Acquisition activities) include, but are not limited to: (i) statements about the benefits of the Acquisition involving Nautilus and Assetplus, including future financial and operating results; (ii) Nautilus' and Assetplus's plans, objectives, expectations and intentions (including with respect to future vessel acquisitions and the use of proceeds from Nautilus' trust account); (iii) the expected timing of completion of the Acquisition and the Tender Offer; and (iv) other statements relating to the Acquisition, the Tender Offer and Nautilus' post-closing activities that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. Actual results could differ materially if not substantially from those described in the forward-looking statements.

Important risks and other factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the Acquisition, the Tender Offer and Nautilus' post-closing activities, such risks and uncertainties include, among many others: (i) the risk associated with Nautilus' Tender Offer (including uncertainty regarding the number of shareholders who may tender their Common Shares); (ii) the risk that the business and assets of Assetplus will not be properly integrated into Nautilus; (iii) the risk that the benefits to Nautilus and its stockholders anticipated from acquisition by Nautilus of Assetplus may not be fully realized or may take longer to realize than expected; (iv) the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, (v) the risks associated with the current concentration of Assetplus' business with one customer, Petrobras; (vi) the potential for reductions in industry profit margins due to, among other factors, declining charter rates; (vii) the inability of Nautilus to expand and diversify the business of Assetplus; (viii) changing interpretations of generally accepted accounting principles; (ix) Nautilus' continued compliance with government regulations; changing legislation and regulatory environments; (x) the ability of Nautilus to meet the Nasdaq's continued listing standards; (xi) the potential for lower return on investment by Nautilus on its investments in vessel assets; (xii) the inability of Nautilus to manage growth; (xiii) requirements or changes affecting the shipping and maritime industry; (xiv) the general volatility of market prices of the Nautilus' securities and general economic conditions; (xv) Nautilus' ability to implement new strategies and react to changing market conditions; (xvi) risks associated with operating (including environmental) hazards; (xvii) risks associated with competition; (xvii) risks associated with the loss of key personnel; or (xviii) any of the factors in detailed in the "Risk Factors" section of Nautilus' filings with the Securities and Exchange Commission ("SEC").

The foregoing listing of risks is not exhaustive. These risks, as well as other risks associated with the Acquisition and the Tender Offer, are more fully discussed in Nautilus' Schedule TO filed with the SEC in connection with the Tender Offer. Additional risks and uncertainties are identified and discussed in Nautilus's reports filed or to be filed with the SEC and available at the SEC's website at http://www.sec.gov. Forward-looking statements included herein speak only as of the date of this presentation. Neither Nautilus nor Assetplus undertakes, and each assume no obligation and do not intend, to update these forward-looking statements, except as required by law.

This presentation is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell the Company common shares. The solicitation of offers to buy common shares of the Company will only be made pursuant to the Offer to Purchase, dated December 7, 2012 (as amended or supplemented), the Letter of Transmittal and other related documents that the Company distributed to its shareholders. The Tender Offer materials contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Those materials have been and will continue to be distributed by the Company to the Company's shareholders at no expense to them. In addition, all of those materials (and all other Tender Offer documents filed with the SEC) will be available at no charge on the SEC's website at www.sec.gov and from Morrow & Co., LLC, the Company's information agent for the tender offer.

For presentation purposes or unless expressly stated otherwise, this presentation assumes none of NMAR's shareholders tender their common stock for a pro-rata amount of cash contained in the Company's trust account (~$48.5m).

Cautionary Note On Forward Looking Statements & Disclaimers (Cont'd)

The financial information and data contained in this presentation is unaudited and does not conform to the SEC's Regulation S-X. Accordingly, such information and data may not be included in, or may be presented differently in, the Company's Schedule TO filed with the SEC and distributed to shareholders in connection with the proposed Acquisition. This presentation includes certain estimated financial information and forecasts (EBITDA, and Time Charter Equivalent Revenue ("TCE")) that are not derived in accordance with generally accepted accounting principles ("GAAP"), and which are or may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Company believes that the presentation of these non-GAAP measures provides information that is useful to the Company's shareholders as it indicates the ability of Nautilus, if the Business Transaction is effected, to meet capital expenditures, working capital requirements and other obligations, and make distributions to its stockholders. However, EBITDA and TCE Revenue should be considered in addition to and not as substitutes for, or superior to operating income, cash flows, revenue or other measures of financial performance prepared in accordance with GAAP. EBITDA and TCE Revenue may not be comparable to similarly titled measures reported by other companies.

The Company undertakes no obligation to publicly update or revise any forward-looking statements or other information or data contained in this presentation, whether to reflect any change in our expectations with respect to such statement or any change in events, conditions or circumstances on which any statement is based, or otherwise.

Nautilus Marine Acquisition Corp. does not, as a matter of course, make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the prospective financial information set forth below to present the initial 4-vessel fleet and 2 potential OSRV acquisitions. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this presentation are cautioned not to place undue reliance on the prospective financial information.

Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information include forward looking statements and are inherently uncertain and, though considered reasonable by the management of the Company as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, including those previously set forth herein. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

The Company does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, the Company does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. Additional information relating to the principal assumptions used in preparing the projections is set forth below.

Abbreviated presentations of the prospective financial information, should be cross referenced to the text and disclaimer language and can be found on pages 5, 6, 9, 10, 19, 20, 27, 28, 29, 30 and 31 of this presentation.

Nautilus Acquires Assetplus for $86.5 Million[1]

- **Acquisition will not require trust account proceeds at closing due to backstopped transaction structure**
- **Trust proceeds expected to be utilized for fleet growth with a defined acquisition pipeline**
- **Entry into maritime energy services sector – high barrier of entry**
- **4 year contract coverage with Petróleo Brasileiro S.A. ("Petrobras")**
- **Attractive public to private arbitrage 4.3x – 7.4x EV/EBITDA (~72%)**

Nautilus

100%

ASSETPLUS

Contracts		Vessels		
2 PSV & 2 OSRV	4 year Petrobras charters	2 PSV & 2 OSRV	owned[2]	Owned at closing
2 OSRV	4 year Petrobras charters	2 OSRV	vessels under negotiation	To be acquired w/trust proceeds
2 PSV	Exclusive options expected on Petrobras charter awards	2 PSV	subject to charter award	Future growth

Contracted 2013 fleet: 6 vessels

Potential growth to: 8 vessels

Overview

- **Nautilus Marine Acquisition Corp**. is a special purpose acquisition company ("SPAC") (Nasdaq: **NMAR**)
  - Raised $48MM via IPO in July 2011 : $10.00 unit structure – 1 share of common stock and 1 warrant (trades separately)
  - ~$48.5MM held in trust or $10.10 per share ("Trust Account" or "Trust")
- Nautilus to acquire 100% of Assetplus for **$86.5MM**[1] pursuant to definitive agreement dated December 5, 2012 (the "Acquisition")

Vessel Name	Vessel Type	Year Built	TCE Rate	Status	Charter Duration
Vega Corona	PSV	2012	$20,950	Owned	4Y + 4Y option
Vega Crusader	PSV	2012	$21,950	Owned	4Y + 4Y option
Vega Juniz	OSRV	2012	$26,200	Owned	4Y + 4Y option
Vega Emtoli[2]	OSRV	2012	$26,200	MOA Contract	4Y + 4Y option
Vega Inruda[3]	OSRV	2012	$26,200	Negotiating	4Y + 4Y option
Vega Jaanca[3]	OSRV	2012	$26,200	Negotiating	4Y + 4Y option

To be acquired w/trust proceeds (Vega Inruda, Vega Jaanca)

- Petrobras option to renew each vessel's charter for an additional 4-year period at the same rate
- **Acquisition with significant valuation arbitrage**
  - **Enterprise Value ("EV")/Annualized[4] EBITDA* of ~5.0x for initial acquisition (with 4 vessels)**
  - **Similar vessels to Vega Juniz & Vega Emtoli can typically be acquired at ~3.3x their annual EBITDA* serving similar TC contracts**
    - **We expect to purchase Vega Inruda and Vega Jaanca at similar multiples**
  - **Enterprise Value/Annualized[4] EBITDA* of ~4.0x for projected 6 vessel fleet**
  - **Peer group average at a ~7.4x EV/EBITDA average**

Significant arbitrage expected from additional acquisitions

* Reconciliation to nearest comparable US GAAP measure: slide 27 – EBITDA, slide 28 – Distributable Cash Flow (DCF), slide 29 – Time Charter Equivalent (TCE)

Investment Highlights

Transaction Fully Backstopped	▪ Acquisition will not require Trust Account proceeds at closing ▪ Ability to co-invest, Trust Account proceeds expected to be utilized for fleet growth ▪ Significant valuation arbitrage at closing for NMAR's investors
Defined Acquisition Pipeline	▪ Lined-up growth: 2 OSRVs under negotiation to service our 2 existing Petrobras contracts ▪ Potentially: 2 additional PSV acquisitions if awarded the 2 pending Petrobras contracts ▪ Significant deal-flow & acquisition candidates identified to date
Long Term Petrobras Contracts	▪ Strong, visible long-term cash flows with blue-chip counter party ▪ Total backlog of contracts ~$139.0MM over the initial 4-year period (4 vessels) or ~$278.0MM including the optional period. ▪ 4-Vessel Fleet Annualized(4) Net Revenues $37.2MM and EBITDA $20.2MM(4)*
Capex Advantage on Vessels	▪ Far East built PSVs and OSRVs, purpose modified to Petrobras specifications ▪ Low ratio of Acquisition price/revenue ▪ Standard vessel type, utilized in several areas: West Africa, Middle East, Far East
Experienced Management Team	▪ Proven management team, extensive public company experience ▪ Established track record as vessel owners and operators ▪ Successful Nov. 2007 SPAC acquisition (Star Bulk: >99% approval vote) ▪ Significant acquisition experience - extensive industry relationships

* Reconciliation to nearest comparable US GAAP measure: slide 27 – EBITDA, slide 28 – Distributable Cash Flow (DCF), slide 29 – Time Charter Equivalent (TCE)

Nautilus

Combining Strengths: Nautilus & Assetplus

NMAR Strengths

- Nautilus management team has a successful track record of :
  - Timing the shipping market
  - Deal structuring and corporate finance
  - Over 100 combined years of shipping industry related experience
  - Vessel ownership, building, managing, operating, and acquisitions/disposals
  - Founded successful public and private companies
  - Originated, structured and/or financed over 80 transactions worth several billion dollars
  - Managed, built & operated over 100 vessels in all major shipping sectors
  - Proven record of growing companies
  - Strong relationships with commercial lending banks, charterers and brokers

Assetplus / Vega Strengths

- Founding partners with strong background in leading offshore, shipyard and engineering companies - Deep Sea Supply, Offshore Heavy Transport, Viking Supply, Klaveness and Ulstein Marine
- Created to enter the maritime energy sector with new offshore supply vessels having long-term charters in Brazil and other offshore growth markets
- Ability to procure employment contracts with oil majors prior to securing vessels to service them
- Presence in Oslo, Kristiansand, Singapore and Brazil

Well positioned to grow in the offshore sector

Transaction Structure

- Debt assumption of $52.2MM at closing:
  - $38.2MM assumption of DVB senior debt loan facility
  - $14.0MM assumption of mezzanine loan debt facility from MF
- Cash consideration: $7.2MM to Sellers
  - NMAR's discretion to pay either 15 days post-closing or 90 day post-closing with interest (10%)
- Stock consideration – $23.4MM at closing (valued @ $10.10/share):
  - $17.4MM to Sellers
  - $6.0MM to MF in satisfaction of a working capital facility[9]
- Additional stock consideration:
  - 2013 earn-out: ~$6.3MM in shares[6]
  - Earned if NMAR achieves consolidated 2013 EBITDA* + Corporate G&A ≥ $18.0MM for 4-vessel fleet[7]

Sources & Uses

In Million USD

Sources		Amount	% of total
Cash from Nautilus	$	48.5	37.2%
Common Shares Issued to Sellers		17.4	13.3%
Common Shares Issued to MF		6.0	4.6%
Common Shares Issued to Vega If Earn-out Achieved		6.3	4.8%
Assumption of Senior Bank Debt (4 Vessels)		38.2	29.3%
Assumption of Mezzanine Debt (4 Vessels)		14.0	10.7%
Total Sources	**$**	**130.4**	**100.0%**
Uses		**Amount**	**% of total**
Consideration at Closing (Including Earn-out)[1]	$	86.5	66.3%
Deferred IPO Fees		0.6	0.5%
Transaction Fees & Expenses		2.8	2.1%
Working Capital (Cash Remaining From Trust Account)[13]		40.5	31.1%
Total Uses	**$**	**130.4**	**100.0%**

Diluted Capitalization Table[5,6,7]	Shares	%
Nautilus Management Shares[8]	700,000	7.8%
Nautilus Public Shares	4,800,000	53.7%
Common Shares Issued to Sellers[8]	2,222,773	24.9%
Common Shares Issued to MF	594,059	6.6%
Earn-out Shares Issued to Sellers	625,251	7.0%
Diluted Shares Outstanding	**8,942,083**	**100.0%**

* Reconciliation to nearest comparable US GAAP measure: slide 27 – EBITDA, slide 28 – Distributable Cash Flow (DCF), slide 29 – Time Charter Equivalent (TCE)

Transaction Valuation Discount (4 Vessel Fleet)

Pre-Business Combination Valuation		
Acquisition Value (Including Earn-Out)[1]	$	86.5
Annualized EBITDA[4]*	$	20.2
Acquisition Value/Annualized EBITDA[4]*		4.3x
Peer Group Average EV/2013E EBITDA[10]		7.4x
Estimated Discount to Peer Group		**41.9%**

Post-Business Combination Valuation	W/O Earn-Out		W/ Earn-Out	
Share Price (Trust Value)	$	10.10	$	10.10
Diluted Shares Outstanding[11,12]		8.3		8.9
Market Capitalization	$	84.0	$	90.3
Plus: Net Debt[13]	$	11.7	$	11.7
Enterprise Value	**$**	**95.7**	**$**	**102.0**

Post-Business Combination Transaction Metrics	W/O Earn-Out		W/ Earn-Out	
Annualized EBITDA[4]*	$	20.2	$	20.2
EV/Annualized EBITDA[11,12,13]*		4.7x		5.0x
Peer Group Average EV/2013E EBITDA[10]		7.4x		7.4x
Estimated Discount to Peer Group		**35.7%**		**31.5%**
Annualized Dividend Yield to Public[11,12,13]		3.6%		3.6%
Peer Group Average 2013E Dividend Yield[10]		1.9%		1.9%
Estimated Dividend Premium to Peer Group		**83.7%**		**83.7%**
% Distributable Cash Flow*		**40.3%**		**43.3%**

EV/EBITDA Multiples



8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
Discount to Peers
4.7x
5.0x
7.4x
Nautilus
Peer Group

Dividend Yield



4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
3.6%
3.6%
Higher Than Peers
1.9%
Nautilus
Peer Group

4 vessels acquisition represents a private to public arbitrage of ~ 72% (4.3x- 7.4x EV/ EBITDA*)

* Reconciliation to nearest comparable US GAAP measure: slide 27 – EBITDA, slide 28 – Distributable Cash Flow (DCF), slide 29 – Time Charter Equivalent (TCE)

Nautilus

Transaction Valuation Discount (6 Vessel Fleet)

Pre-Business Combination Valuation		
Acquisition Value (Including Earn-Out)[1]	$	124.5
Annualized EBITDA[4]*	$	35.5
Acquisition Value/Annualized EBITDA[4]*		3.5x
Peer Group Average EV/2013E EBITDA[10]		7.4x
Estimated Discount to Peer Group		**52.4%**

Post-Business Combination Valuation	W/O Earn-Out	W/ Earn-Out
Share Price (Trust Value)	$ 10.10	$ 10.10
Diluted Shares Outstanding[11,12]	8.3	8.9
Market Capitalization	$ 84.0	$ 90.3
Plus: Net Debt[13]	$ 50.1	$ 50.1
Enterprise Value	**$ 134.1**	**$ 140.4**

Post-Business Combination Transaction Metrics	W/O Earn-Out	W/ Earn-Out
Annualized EBITDA[4]*	$ 35.5	$ 35.5
EV/Annualized EBITDA[11,12,13]*	3.8x	4.0x
Peer Group Average EV/2013E EBITDA[10]	7.4x	7.4x
Estimated Discount to Peer Group	**48.7%**	**46.3%**
Annualized Dividend Yield to Public[11,12,13]	3.6%	3.6%
Peer Group Average 2013E Dividend Yield[10]	1.9%	1.9%
Estimated Dividend Premium to Peer Group	**83.7%**	**83.7%**
% Distributable Cash Flow*	**23.9%**	**25.6%**

EV/EBITDA Multiples



8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
Discount to Peers
3.8x
4.0x
7.4x
Nautilus
Peer Group

Dividend Yield



4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
3.6%
3.6%
Higher Than Peers
1.9%
Nautilus
Peer Group

6 vessel acquisition represents a private to public arbitrage of ~111% (3.5x – 7.4x EV/EBITDA)*

* Reconciliation to nearest comparable US GAAP measure: slide 27 – EBITDA, slide 28 – Distributable Cash Flow (DCF), slide 29 – Time Charter Equivalent (TCE)

Company Overview

Experienced Management Team and Board of Directors

Prokopios "Akis" Tsirigakis – Chairman and Co-CEO

- 30 plus years experience in ship management & ownership
- 2005 to 2011: Founder, former President and CEO of Star Bulk Carriers Corp. (Nasdaq:SBLK), successor of Star Maritime Acquisition Corp (AMEX:SEA)
- Director of Ocean Rig UDW Inc. (Nasdaq: ORIG)
- Former Director of Dryships, Inc. (Nasdaq: DRYS)
- 2003 to 2007, Managing Director of Oceanbulk Maritime S.A.
- 1998 to 2007, Founder and Managing Director of Combine Marine, Inc.
- Former VP & Technical Director of Konkar Shipping Agencies S.A.
- Naval Architect (MSc'79 Michigan, Ann Arbor), 2.5 year Greek navy, 2.5 years seagoing experience

George Syllantavos – Co-CEO

- 2005 to 2011, Former CFO, Secretary and Director of Star Bulk Carriers Corp. (Nasdaq: SBLK), successor of Star Maritime Acquisition Corp. (AMEX:SEA)
- Since 2009, President, Secretary, Treasurer and Director of BTHC X, Inc.
- 1999 to 2007, President & GM of Vortex Ltd., aviation consulting firm
- 1998 to 1999, Financial Advisor to Hellenic Telecommunications Org. (NYSE: OTE)
  - Led $1.1bn OTE's listing on the New York Stock Exchange
  - Led acquisition of RomTelecom - $675mm (35% ownership)
- 1995 to 1996, Financial & Strategic Advisor to the Greek Ministry of Industry & Energy and the Greek Ministry of Health
  - In 1997 structured a $700m bond issuance in Greece

Anthony Argyropoulos – Independent Director

Savvas Georghiades – Independent Director

Alexandros Gotsopoulos – Independent Director

Post-Transaction Organizational Structure



NMAR Public Shareholders(5,14) (53.7%)
Nautilus Insiders(5,7,14) (7.8%)
Sellers (5,7,14) (31.8%)
Mezzanine Finance(5,14) (6.6%)
% ownership reflects a diluted share count (including earn-out shares) w/no redemptions(5)
Nautilus (Marshall Islands)
100%
Assetplus (Cyprus)
6 Petrobras TCs
Vega Offshore Management AS, (Norway) (Operational,commercial management)
Thome Offshore Management PTE (Singapore) (Technical, Crew management)
100%
Vega Offshore AS, Norway
Vega Crusader (PSV 1)
Vega Corona (PSV 2)
Vegas Juniz (OSRV 1)
Vega Emtoli (OSRV 2)
OSRV 3 (Potential)
OSRV 4 (Potential)

Efficient Ship Management Structure

- Fleet operations outsourced to leading technical and commercial management companies
- Priority aim to develop all expertise under the Company
- Leverage our management team's extensive ship management expertise
  - Effectively oversee third-party ship managers
  - Ensure operational control

Technical Management

- Thome Offshore Management PTE ("Thome") to provide all technical and crewing management services
- Thome is a leading global ship manager with more than 300 vessels under full technical & crewing management serviced by 500 shore staff and 10,000 crew members

Commercial Management

- Vega Offshore Management AS ("VOM"), an affiliate of Assetplus, to provide project and commercial management services to the Company

Fleet Profile At Closing

Vessel Name	Vessel Type	Yard	Year Built	Dayrate	Status	Charter Duration
Vega Corona	PSV	China	2012	$20,950	Owned	4Y + 4Y option
Vega Crusader	PSV	China	2012	$21,950	Owned	4Y + 4Y option
Vega Juniz	OSRV	China	2012	$26,200	Owned	4Y + 4Y option
Vega Emtoli[2]	OSRV	China	2012	$26,200	MOA Contract	4Y + 4Y option
Vega Inruda[3]	OSRV	China	2012	$26,200	Negotiating	4Y + 4Y option
Vega Jaanca[3]	OSRV	China	2012	$26,200	Negotiating	4Y + 4Y option

To be acquired w/trust proceeds (Vega Inruda and Vega Jaanca)

Entire fleet consists of newly built vessels

PSV



- 5,150bhp PSV newbuildings modified in accordance with Petrobras specifications, including:
  - Increased fresh water capacity
  - Increased fuel oil capacity
  - Aft thruster added

OSRV



- 5,150bhp OSRV newbuildings modified in accordance with Petrobras specifications, including:
  - Constructed and installed mezzanine deck
  - Modified tanks to accommodate oily water
  - Aft thruster added
  - OILREC equipment

Petrobras Overview and Contracts

Petrobas Overview

BR PETROBRAS

- Multinational Oil and Gas company – largest corporation in Brazil and 5th largest energy company in the world
- NYSE Listed, ticker: PBR
- Moody's / S&P Credit Ratings: A3 / BBB
- Market Capitalization: ~$147 billion
- LTM EBITDA: ~$28 billion
- Operates in 25 countries worldwide
- Average 2011 domestic daily oil production of 2,022.0 mbbl/d (~92% of Brazil's total production)[15]
- Proven developed oil and gas reserves of 8,124 mmboe as of 12/31/2011[15]
- $50.6 billion 2012 planned CAPEX and investments[15]

Our Petrobas Contracts

2 PSV Time Charter Contracts (4 years + 4 years Option)

- Vessels employed as supply vessels carrying drilling equipment, pipes, fuel oil, fresh water, cement, mud, chemicals and deck cargo to drilling platforms

4 OSRV Time Charter Contracts (4 years + 4 years Option)

- Vessels employed as standby vessels for oil spill response throughout the Petrobras operated oil fields
- Reduced operation and off-hire risks - other than monthly drills, the OSRVs will be primarily on stand-by, unless there is an oil spill incident

Petrobras likelihood to exercise Options

- Petrobras typically extends contracts through their option period - likely to run over the full 8 year period
- Limited competition from local players due to need for high local CAPEX and limited availability to build PSVs at local yards
- CAPEX advantage relative to new international players
- Positioning costs already incurred
- Petrobras' expansion program and vessel requirements are likely to absorb additional tonnage of this type
- Anticipated that the vessels will remain in Brazil until the end of their economic life

Distinguishing Factors

Acquisition Methodology

- Record of first securing time charter employment contracts and then matching them with vessel acquisitions
- Team up with selected owners of offshore vessel newbuilding contracts
- Bid for long term charters during vessel construction and align delivery dates with contract commencement
- Establish own EBN shipping license in Brazil (already in process)
- Transfer of existing vessels to own EBN will result in savings of $1,000 per day per vessel. ($4.5MM savings per year from year 2)

Identified Growth Opportunities

- Options to acquire from Vega 2 additional PSV contracts when/if such contracts are awarded by Petrobras
- Contracts are for 4 years + 4 years option with a gross daily rate of $21,200
- Held negotiations for a total of 11 offshore vessels during the target identification process for which discussion are in various stages of progress
- Contract a series of mid sized PSV UT 755LN at very competitive terms from yard in China

Financials

Annualized 2013[4] Operating Margins

4 Vessel Fleet

- Estimated Daily Breakeven Analysis
  - Commission is based on estimate of $0.8MM for 2013
  - G&A is based on estimate of $3.1MM for 2013
  - D&A is based on estimate of $4.8MM for 2013
  - Interest expense is based on estimate of $2.9MM for 2013
    - Total debt of $48.2MM (post $4MM of MF debt repayment in Q2 2013)

Breakeven Analysis	Cash Flow	Net Income
Operating Expenses	$ 9,500	$ 9,500
Commissions	526	526
General & Administrative Expenses	2,129	2,129
Interest Expense	2,038	2,038
Debt Amortization	2,625	-
Depreciation & Amortization	-	3,318
Total	**$ 16,818**	**$ 17,510**
Fleet Wide TCE*	**23,368**	**$23,368**
Margin [16]	*60.7%*	*74.9%*

6 Vessel Fleet[17]

- Estimated Daily Breakeven Analysis
  - Commission is based on estimate of $1.2MM for 2013
  - G&A is based on estimate of $3.1MM for 2013
  - D&A is based on estimate of $8.9MM for 2013
  - Interest expense is based on estimate of $4.0MM for 2013
    - Total debt of $71.0MM (post $4MM of MF debt repayment in Q2 2013)

Breakeven Analysis	Cash Flow	Net Income
Operating Expenses	$ 9,500	$ 9,500
Commissions	543	543
General & Administrative Expenses	1,419	1,419
Interest Expense	1,833	1,833
Debt Amortization	2,757	-
Depreciation & Amortization	-	4,060
Total	**$ 16,053**	**$ 17,355**
Fleet Wide TCE*	**24,145**	**$24,145**
Margin [16]	*55.1%*	*71.9%*

*** Reconciliation to nearest comparable US GAAP measure: slide 27 – EBITDA, slide 28 – Distributable Cash Flow (DCF), slide 29 – Time Charter Equivalent (TCE)**

Annualized 2013(4) Financial Assumptions

Operating Assumptions:

- Utilization Rate: 358 days on-hire
- Dry-docking: no dry docking expense for 2013
- Management Fee: $0
- Chartering Commissions: 2.25%
- G&A per annum: $3.1MM
- Daily Opex: $9,500
- Tax rate (on gross revenues): 7.15%
- Mobilization Fees: $2 MM/ OSRV

Senior Debt Assumptions:

- Total Senior Debt for 4-Vessel Fleet: $38.2MM (65% gearing)
- Total Senior Debt for 6-Vessel Fleet: $61.0MM (65% gearing)
- Senior Debt Tenor & Profile: 6 years / 10 years
- Libor + Margin of 4%

Mezzanine Debt Assumptions:

- Mezzanine Debt balance at Closing: $14MM
- Mezzanine Debt all-in rate: 10%
- Mezzanine Debt Tenor: 10 years

	4 Vessels		6 Vessels	
Fleet Aggregate Figures	**Typical Operating Quarter in 2013[(4)]**	**Annualized 2013[(4)]**	**Typical Operating Quarter in 2013[(4)]**	**Annualized 2013[(4)]**
In Million USD				
Purchase Price[(1)]	$ 86.5	$ 86.5	$ 124.5	$ 124.5
TCE Revenue*	8.5	34.0	13.2	52.7
Mobilization Fee Income	1.0	3.9	1.9	7.6
Commission	(0.2)	(0.8)	(0.3)	(1.2)
Net Revenue	9.3	37.2	14.8	59.1
Operating Expense	(3.5)	(13.8)	(5.2)	(20.7)
G&A	(0.8)	(3.1)	(0.8)	(3.1)
EBITDA*	5.1	20.2	8.9	35.5
Distributable Cash Flow*	1.8	7.3	3.5	14.0
Dividends	(0.8)	(3.2)	(0.8)	(3.2)
Free Cash Flow	**1.0**	**4.1**	**2.7**	**10.8**

* Reconciliation to nearest comparable US GAAP measure: slide 27 – EBITDA, slide 28 – Distributable Cash Flow (DCF), slide 29 – Time Charter Equivalent (TCE)

Industry Overview

E&P Spending and Average Oil Price

- E&P spending is expected to increase 13% y/y in 2012
  - 3rd consecutive year of double digit growth
- 10% y/y E&P spending growth in 2013E and 2014E,
  - Based an oil price assumption of $120/bbl
- E&P spending growth is expected to be positive if oil prices exceeds planning prices of $95/bbl
- E&P spending is shifting towards offshore Capex due to:
  - Low gas prices in the U.S.
  - Sustained gap between Brent and WTI oil prices

E&P Spending and Average Oil Prices


Y/Y change
USD/bbl
40%
30%
20%
10%
0%
-10%
-20%
-30%
120
100
80
60
40
20
0
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012e 2013e 2014e
Nominal y/y spending growth
Average Brent (rhs)

Source: Pareto; E&P survey 2012

E&P Spending, Pareto Sample

		Year				Change			
USD bn	**Size**	**9**	**10**	**11e**	**12e**	**9**	**10**	**11**	**12**
NOCs	30%	88	100	107	119	1%	13%	7%	11%
Majors	45%	131	136	158	180	-4%	3%	16%	14%
Independents	14%	34	42	56	63	-25%	25%	33%	13%
Specialize Onshore	11%	28	30	37	43	-35%	7%	22%	15%
Total		281	308	358	405	-10%	9%	16%	13%

Sample comprising 47 E&Ps, sixe approximately 70% of total 2010
Source: Pareto; oil companies' announced budgets

Brazil Energy Market Overview

- From 2001 - 2010, Brazil has lead the global market in terms of discovered oil and gas volumes
- From 2006 - 2010, Brazil accounted for 40% of global discovered oil volumes- primarily driven by Petrobras
- According to Petrobras's business plan, 28 offshore drilling rigs are expected to be built between 2013 and 2020
  - Capex program implies that there will be a need for significant expansion of the existing supply vessel fleet to meet service requirements

Brazil Oil Discoveries and Petrobras Production



Brazil oil discoveries (bn bbls)
Petrobras oil production in Brazil (mbd)
Brazil had ~40% of global oil discoveries
Production target in Business Plan '10-'14 and '11-'15
3.4
3.0
2.5
Actual production and Business Plan '12-'16
8
6
4
2
0
3.5
3.2
2.9
2.6
2.3
2.0
1.7
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
Discovered oil volumes in Brazil (lhs)
Actual production '06-'11 / BP '12-'16 (rhs)
BP '10-'14 (rhs)
BP '11-'15 (rhs)

Source: Petrobras; Wood Mackenzie; Pareto

Discovered Recoverable Oil and Gas 2001-2010



Bn boe
25
20
15
10
5
0
Non-deepwater
Deepwater
Brazil: Santos
Brazil: Campos
Australia: North Carnarvon
Angola: Lower Congo
Nigeria: Niger Delta
US (GoM Deepwater): West
China: Sichuan
Egypt: Nile Delta
Israel: Sinai - Levant
US (GoM Deepwater): East
India: Krishna - Godavari
Iran: Zagros Foldbelt
Russia: Mangyshlak - Ustyurt
Saudi Arabia: Widyan
China: North China
Kazakhstan: Precaspian
Mexico: Salinas - Sureste
Australia: Browse
Norway: Northern North Sea
Ghana: Cote d'Ivoire
Iraq: Southeast Turkey Foldbelt
Malaysia: Baram Delta
Algeria: Illizi - Ghadames
Venezuela: Gulf of Venezuela
Vietnam: Cuu Long
Norway: Voring
Oman: Rub al Khali
Malaysia: Sarawak - East

Source: Wood Mackenzie

Supply & Demand Environment for AHT/AHTS Vessels

Supply

- Limited global orderbook for 4,500bhp – 6,499bhp AHT/AHTS vessels
  - 31 vessels (5% of the existing fleet) on order
  - 90 vessels (14% of the total AHTS fleet) above 30 years old
  - 157 vessels (24% of the total AHTS fleet) above 25 years old
- If the older vessels are scrapped due to obsolesce, there will be insufficient vessels in the current orderbook to replace the fleet
- Majority of vessels are currently located in Southeast Asia and the Middle East
  - High mobilization costs between geographical regions serve as barriers to entry for vessels shifting between regions

Demand

- Demand for AHT/AHTS vessels are driven by the use of jack-up rigs and world oil production
- OSV-to-rig ratio has increased over the past 4 years, from 3.37x to 4.11x in 2011
- OSV-to-rig ratio is expected to decrease (after taking into account the forward orderbook of OSVs and rigs)
  - May result in strengthening market dynamics (i.e. charter rates and utilization ratios)

Fleet Breakdown Per Year Built



Units
100
90
80
70
60
50
40
30
20
10
0
1971 1974 1977 1980 1983 1986 1991 1997 2000 2003 2006 2009 2012 2015
Existing
Newbuilds

Source: Pareto; ODS-Petrodata

OSV-to-Rig Ratio



4.5x
4.0x
3.5x
3.0x
2.5x
2.0x
1.5x
1.0x
0.5x
0.0x
86%
84%
82%
80%
78%
76%
74%
72%
70%
68%
66%
85%
73%
73%
77%
81%
3.4x
4.1x
4.1x
3.9x
3.6x
2008
2011
2012
2013
Later
OSV-to-Rig Ratio
OSV Utilization

Source: Pareto; E&P survey 2012

Charter Rate and Vessel Price Outlook

- Term utilization for 5,150bhp AHT/AHTS vessels has been increasing by 0.5% per month to 74%
- TC rates of 5,150bhp AHTS peaked at $15,750/day in '08
  - 75% above today's market TC rate
  - Indicates the potential for attractive entry level points
- Newbuilding prices are determined by a number of factors:
  - Charter earnings potential
  - Delivery timing and location
- Newbuilding price of a 5,150bhp AHTS vessel was trading at ~$18m in 2008 (market peak)
  - Currently trading at ~$12m

Market Resale Values and TC Rates of 5,150bhp AHTS



USD m
USD/day
20
18
16
14
12
10
8
6
4
2
0
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Sep-06
Sep-07
Sep-08
Sep-09
Sep-10
Sep-11
Sep-12
Resale value (LHS)
Short-term TC rate (RHS)

Source: Pareto

Appendix

EBITDA Reconciliation to Nearest Comparable US GAAP Measure

In Million USD	4 Vessels: Typical Operating Quarter in 2013[4]	4 Vessels: Annualized 2013[4]	6 Vessels: Typical Operating Quarter in 2013[4]	6 Vessels: Annualized 2013[4]
EBITDA Reconciliation				
Net Income	$ 2.6	$ 10.2	$ 4.8	$ 19.0
Income Taxes	0.6	2.4	0.9	3.8
Depreciation	0.5	2.0	0.8	3.2
Amortization of Deferred Mobilization Expenses	0.7	2.8	1.4	5.6
Amortization of Capitalized Fees & Expenses	-	-	0.0	0.1
Interest Expense and Finance Costs	0.7	3.0	1.0	4.0
Interest Income	(0.1)	(0.2)	(0.0)	(0.1)
EBITDA	**$ 5.1**	**$ 20.2**	**$ 8.9**	**$ 35.5**

Note: see slides 30 and 31 for additional financial disclosure

Non-GAAP Financial Measure: This presentation contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission, or the SEC. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components to the operations of our business, and therefore EBITDA should only be used as a supplemental measure of our operating performance.

We define EBITDA as net income before income taxes, interest expense, interest income, depreciation and amortization of capitalized fees & expenses. We believe EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. We also believe EBITDA is a measure widely used by management, securities analysts, investors and others to evaluate our financial performance and other companies in our industry. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow (DCF) Reconciliation to Nearest Comparable US GAAP Measure

In Million USD	4 Vessels		6 Vessels	
	Typical Operating Quarter in 2013(4)	Annualized 2013(4)	Typical Operating Quarter in 2013(4)	Annualized 2013(4)
Distributable Cash Flow Reconciliation				
Net Income	$ 2.6	$ 10.2	$ 4.8	$ 19.0
Mobilization Fee Income	(1.0)	(3.9)	(2.0)	(7.8)
Depreciation	0.5	2.0	0.8	3.2
Amortization of deferred mobilization expenses	0.7	2.8	1.4	5.6
Amortization of Capitalized Fees & Expenses	-	-	0.0	0.1
Debt Amortization	(1.0)	(3.8)	(1.5)	(6.0)
Distributable Cash Flow (DCF)	**$ 1.8**	**$ 7.3**	**$ 3.5**	**$ 14.0**

Note: see slides 30 and 31 for additional financial disclosure

Non-GAAP Financial Measure: This presentation contains disclosure of DCF, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission, or the SEC. DCF is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from DCF are significant and necessary components to the operations of our business, and therefore DCF should only be used as a supplemental measure of our operating performance.

We define DCF as net income before depreciation, amortization of capitalized fees & expenses, mobilization fee income and debt amortization. We believe DCF is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of our capital structure (debt amortization) and asset base (depreciation and amortization). We also believe DCF is a measure widely used by management, securities analysts, investors and others to evaluate our financial performance and other companies in our industry. Other companies may calculate DCF differently, and therefore our DCF may not be comparable to similarly titled measures of other companies.

Time Charter Equivalent (TCE) Reconciliation to Nearest Comparable US GAAP Measure

In Million USD	4 Vessels		6 Vessels	
	Typical Operating Quarter in 2013[4]	Annualized 2013[4]	Typical Operating Quarter in 2013[4]	Annualized 2013[4]
Time Charter Equivalent Reconciliation				
Voyage Revenues	$ 8.5	$ 34.0	$ 13.2	$ 52.7
Voyage Expenses	-	-	-	-
TCE Revenues	**$ 8.5**	**$ 34.0**	**$ 13.2**	**$ 52.7**
Ownership Days	364	1,456	546	2,184
Daily Time Charter Equivalent (TCE) Rate	**$ 23,368**	**$ 23,368**	**$ 24,145**	**$ 24,145**

Note: see slides 30 and 31 for additional financial disclosure

Non-GAAP Financial Measure: This presentation contains disclosure of TCE, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission, or the SEC. TCE is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from TCE are significant and necessary components to the operations of our business, and therefore TCE should only be used as a supplemental measure of our operating performance.

We define TCE as time charter equivalent. We believe TCE is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results. We also believe TCE is a measure widely used by management, securities analysts, investors and others to evaluate our financial performance and other companies in our industry. Other companies may calculate TCE differently, and therefore our TCE may not be comparable to similarly titled measures of other companies.

Financial Forecasts for Typical First Year Full Operating Quarter – 4 Initial Vessels

The financial information presented on pages 19, 20, 27 ands 28 of this presentation contain forecasted and estimated financial information. Our estimated results of operations and cash flows are based on certain assumptions and may not be indicative of our future operating results, cash flows or financial performance.

Forecast Assumptions and Considerations

Level of tender of our Common Shares: For the purposes of forecasting our financial and operating performance for a typical first year full operating quarter, we have assumed that no shareholders tender their Common Shares pursuant to this Offer.

Time – charter – equivalent (TCE) Revenues: TCE Revenues were estimated based on contracted daily charter rates for the Vessels with Petrobras, in particular our estimates are based on a $20,950, $21,950 daily charter rates for the 2 PSVs and $26,200 daily charter rate for the 2 OSRVs.

Utilization rate: Our TCE Revenues calculation is based on a utilization rate of 98.08%, equivalent to 358 days for a full year and 89.25 on quarterly basis.

Mobilization fee income: The 2 OSRVs are entitled to $1.96MM per vessel, in the form of mobilization fees. Our mobilization fee income estimate is associated with the amortization of the mobilization fees, expected to receive upon delivery of the 2 OSRV vessels to Petrobras. The expected mobilization fees are amortized over a period of 1 year, which is the minimum term of the Time Charters, if the so-called ANTAQ clause is taken into account.

Commissions: Estimated brokering commission expenses for the first full operating quarter were calculated assuming a 2.25% commission on TCE revenue.

Operating Expenses: Operating expenses are costs associated with operating a vessel including the remuneration of crews and related costs, spare parts, insurance costs, expenses for minimal repairs and maintenance as well as technical management fees charged to us by Thome Offshore Management PTE Ltd. Our forecast for a first year typical full operating quarter is based on a daily operating expense per vessel of $9,500 applied on the calendar days of the quarter (91).

General & Administrative Expenses (G&A): Forecasted G&A expenses for the first full operating quarter were calculated based on an annual expense estimate of $3.1MM. This mainly consists of approximately $2.0 MM in incremental expenses as a result of being a publicly traded company, as well as an additional $1.1MM mainly for fees related to commercial management and administrative services agreements entered with Vega Management AS.

Dry docking and maintenance expenses: As our fleet ages, we will be required to incur some cost for maintenance of our vessels. These costs typically take place every 2.5 years, while their level varies according to vessel specification, use, and age. Since our fleet consists of newly built vessels, we don't expect to incur any maintenance costs for the next 2.5 years.

Depreciation: Depreciation and amortization costs are based on the historical cost of the vessels. The historical cost minus any estimated residual value of the vessels is depreciated on a straight line basis over the estimated remaining useful life of the vessels. We estimate the useful life of the vessels to be 30 years, while we anticipate that at the end of their useful life, the vessels will have no material residual value. The assumed historical cost of the vessels is $61.3MM which includes the purchase price paid for the vessels plus any additional modification costs capitalized.

Deferred Mobilization Expenses: The OSRVs are expected to incur a certain level of mobilization expenses, until their delivery to Petrobras and commencement of operations. We expect this mobilization expenses to be at the level of $1.4 per OSRV, which amount is amortized over the over a period of 1 year, which is the minimum term of the Time Charters, if the so-called ANTAQ clause is taken into account. Any mobilization expenses regarding the 2 PSVs are expensed as incurred, however since the 2 PSVs are already delivered to Petrobras, we don't expect to incur any such costs in the future, and hence included no such expense in our forecasts.

Interest Income: We have assumed that any cash balances will be invested during the period and earn an interest rate of 0.5% p.a.

Interest Expense: Our forecasted interest expenses are based on the anticipated interest costs of our Senior Debt Facility and our Mezzanine Junior Debt Facility, as stipulated in the relevant agreements. Our Senior Debt Facility bears a margin of 4% above U.S. Libor while our Mezzanine Debt Facility bears an all-in interest rate of 10% p.a. Our interest expense forecast for the Mezzanine Debt Facility is calculated on a balance of $10.0MM (from the assumed $14.0 MM balance), as we expect to proceed with a $4.0MM prepayment either at closing or at maximum 90 days after closing, as allowed by the relevant agreement, and assuming their Common Shares pursuant to this Offer. In order to estimate the future U.S. Libor level, we have relied on the 5 year US swaps rate of 0.78%, as of November 8, 2012.

Corporate Income Tax: A corporate income tax expense is forecasted based on the 7.15% Brazilian tax rate upon TCE revenues of our vessels.

Scheduled debt repayment (cash flow item): Our forecasted quarterly debt repayment of $0.95MM consists solely of scheduled straight-line repayment of our Senior Debt Facility, which has a 10 year repayment profile, and annual scheduled debt repayment of $3.82MM. Furthermore, our Mezzanine Debt Facility has no scheduled debt repayment requirements until June 30, 2015 and thus no such amortization was included in our forecast.

Dividends: According to our dividend policy we expect to pay a quarterly dividend of $0.09 per share, starting from the 2nd quarter of 2013. The estimated dividend amount of $0.80MM for the typical first year full operating quarter incorporates the amount of dividend that the Earn-out shares would be entitled to, if and once issued, bringing the total number of shares used for dividend calculation purposes to $8,942,083.

Financial Forecasts for Typical First Year Full Operating Quarter – 6 Initial Vessels

The financial information presented on pages 19, 20, 27 ands 28 of this presentation contain forecasted results of operations for Nautilus for the typical first year full operating quarter following the Acquisition and assuming the acquisition of 2 additional OSRV vessels to service the 2 remaining OSRV contracts with Petrobras.

Forecast Assumptions and Considerations 2 additional vessels after closing

The financial information presented i on pages 19, 20, 27 ands 28 of this presentation contain s estimated financial results of our fleet, incorporating the acquisition of 2 additional OSRVs after closing. The assumptions utilized regarding the operating and financial performance of the 2 OSRVs acquired, are identical to the 2 OSRVs currently owned by Assetplus (Vega Jaanca, Vega Inruda) , except for the ones below:

Purchase Price: We are currently exploring all commercial options to acquire 2 additional OSRVs (Vega Juniz and Vega Jaanca). We expect that should our efforts materialize after closing, we would be in a position to acquire 2 additional OSRVs, at a purchase price ranging from $16.50 to $17.50 MM. For purposes of forecasting operating performance with the addition of these 2 OSRVs, we have assumed an acquisition price of $17.00MM each, or $34.00MM in total, while we expect to incur an additional amount of $0.60 million per vessel for modification costs.

Deferred mobilization expenses for 2 additional OSRVs: We expect that following the acquisition of the 2 additional OSRVs (Vega Juniz and Vega Jaanca), we will be required to pay an amount of $1.40MM per vessel in order to cover for mobilization expenses until their delivery to Petrobras. Mobilization expenses requirements include mainly the cost of bunkers, import taxes e.t.c. The accounting treatment of these expenses is identical with the respective one for the 2 OSRVs that Assetplus currently owns.

Debt Financing: We expect to fund the acquisition of the 2 additional OSRVs with senior secured debt financing of $11.0MM per vessel, or a total of $22.0MM. The remaining amount of purchase price will be funded through our remaining cash from the Trust Account, after the closing. We expect this debt financing to be in terms identical to the ones already provided under our Senior Debt Facility. Consequently our interest expense and debt amortization estimates have been adjusted to reflect the effect of the additional debt financing, following the acquisition of the 2 additional OSRVs.

Amortization of capitalized fees and expenses: We expect to incur an amount of $0.44MM for debt fees related to the new senior debt facility for the 2 additional OSRVs, which is based on arrangement fee of 2% upon the estimated loan amount. The cost associated with these fees will be amortized on a straight line basis over the term of the loan, which is expected to be six (6) years, similar to the Senior Debt Facility.

Footnotes & Key

Footnotes:

1. $86.5MM acquisition price doesn't include $2.6MM cash held in Assetplus as a part of the total acquisition value.
2. Vega Emtoli expected to be delivered to Assetplus in December 2012.
3. Vessels under negotiation - not included in the $86.5MM of acquisition value.
4. Reflects annualized figures based on a typical operating quarter in 2013 assuming 91 days. A full year represents 4 * the 91 day period (364 days)
5. Assumes treasury stock method calculation based on a share price of $10.10 and a warrant exercise price of $11.50.
6. The Earn-Out Payment is based on a per share price equal to the greater of: (i) the 45-day value weighted average price on the issuance date and (ii) $10.10 per share; provided that the EBITDA Earn-Out Threshold is achieved, within 30 days following the 2013 Annual Report.
7. EBITDA for the earn-out is defined as gross revenue minus commissions minus vessel operating expenses on an annualized basis.
8. Gives effect to the forfeiture by the NMAR Insiders, and commensurate issuance to the Private Investor, of 500,000 common shares. See Schedule TO for additional disclosure information.
9. MF has been granted a put option (the "Put") by NMAR for 594,054 shares. The Put can be exercised by MF within six (6) months post closing upon 60-days notice. Upon the Put being exercised, NMAR will acquire the Put Shares at a per share price of $11.35. MF will receive the higher of a) the proceeds of the placements of the Put Shares or b) an amount of $6.74 MM.
10. The peer group consists of Tidewater Inc., Seacor Holdings Inc., Hornbeck Offshore Services, Inc., Gulfmark Offshore, Inc., Hercules Offshore, Inc., Bumi Armada Berhad, Ezra Holdings Ltd., Ezion Holdings Limited, Scomi Group Bhd, Alam Maritim Resources Berhad, Swiber Holdings Ltd., ASL Marine Holdings Ltd., Otto Marine Limited, Tanjung Offshore Bhd, Marco Polo Marine Ltd. Estimates are from CapIQ and Bloomberg a/o 12/18/2012.
11. Assumes treasury stock method calculation based on a share price of $10.10 and a warrant exercise price of $11.50. Includes the 2013 earn-out.
12. 2013E dividend yield figure reflects an operating year of January 1, 2013 – December 31, 2013. Dividend yield also assumes a normalized dividend payout in each of the 4 quarters of 2013 reflecting what the pro forma company would have looked like assuming the transaction were to close on January 1, 2013.
13. Assumes none of NMAR's shareholders tender their shares for cash (~$48.5m).
14. % ownership reflects a diluted share count (including earn-out shares) w/no redemptions
15. Petróleo Brasileiro S.A. 2011 20-F filing.
16. Figures are before dividends and principal repayment of debt.
17. Trust proceeds are utilized to acquire 2 OSRV vessels (including mobilization fees) for an aggregate purchase price of $37.2MM (delivered by 3/31/2013).

Key:

- TCE = Time Charter Equivalent: Time charter revenue and/or the voyage charter revenue, net of voyage expenses, such as port/canal fees, bunker etc. Expressed in $ per day
- Ownership days: The total number of days in a period which the vessels in a fleet have been owned.
- TC = Time Charter
- OSV = Offshore Supply Vessel
- PSV = Platform Supply Vessel
- OSRV = Oil Spill Response Vessel
- IPO = Nautilus Marine Acquisition Corp. completed an Initial Public Offering ("IPO") and raised $48,000,000, held in a Trust Account, established to hold these proceeds, by selling 4,800,000 Units consisting of 1 Share of common stock and 1 warrant for $ 10.00 per unit
- Petrobras = Petróleo Brasileiro S.A
- Trust proceeds = Proceeds from Nautilus IPO held in Trust Account (see IPO definition)
- Sellers = Vega Resource Group AS ("Vega Resource") and Oil and Gas Ships Investor Limited ("Oil & Gas")
- DVB = DVB Merchant Bank (Asia) Ltd.
- MF = Mezzanine Financing Investment III Ltd
- Closing = Closing of the Acquisition
- EBN = Empresa Brasileira de Navigation, shipping company licensed to operate in Brazil

For presentation purposes the Company has assumed none of NMAR's shareholders tender for their cash in the Company's trust account (~$48.5m).


VEGA CORONA





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